                                  Exhibit 11

                      Calculation of Earnings Per Share
                    (In Thousands, Except Per-Share Data)

                                                 Three Months Ended
                                                      March 31,
                                  -------------------------------------------------
                                         1995                         1994
                                  ---------------------       ---------------------
                                                 Fully                       Fully
                                  Primary       Diluted       Primary       Diluted
                                  -------       -------       -------       -------
Weighted average shares
  outstanding:
    Common stock                    8,100         8,100         8,048         8,048
    Stock options                     563           604           549           585
                                  -------       -------       -------       -------
Total                               8,663         8,704         8,597         8,633
                                  -------       -------       -------       -------
                                  -------       -------       -------       -------
Net income                         $4,068         4,068         3,490         3,490
                                  -------       -------       -------       -------
                                  -------       -------       -------       -------
Net income per share               $ 0.47          0.47          0.41          0.40
                                  -------       -------       -------       -------
                                  -------       -------       -------       -------





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